Filed Pursuant to Rule 424(b)(3)

Registration No. 333-160571

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 2, 2012)

We are reducing the exercise price of certain of our outstanding warrants to purchase up to an aggregate of 8,132,353 shares of our common stock.  The affected warrants were issued on February 8, 2012, exercisable for up to 5,000,000 shares of our common stock with an original exercise price of $0.20 per share, and April 2, 2012, exercisable for up to 3,132,353 shares of our common stock with an original exercise price of $0.17 per share.  The exercise prices have been reduced to $0.10 per share for all of these warrants.

This prospectus supplement should be read in conjunction with our prospectus dated May 2, 2012.

Investing in our securities involves a high degree of risk and the purchasers of the securities may lose their entire investment.  See “Risk Factors” included in our prospectus dated May 2, 2012 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 24, 2012.